Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS

FIRST QUARTER 2007 FINANCIAL RESULTS

SAN DIEGO, CA May 8, 2007 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the first quarter ended March 31, 2007.

ACADIA reported a net loss of $12.6 million, or $0.42 per common share, for the first quarter of 2007 compared to a net loss of $9.5 million, or $0.39 per common share, for the first quarter of 2006. The net losses for the first quarters of 2007 and 2006 included $1.3 million and $900,000, respectively, in non-cash, stock-based compensation expense.

At March 31, 2007, ACADIA’s cash, cash equivalents, and investment securities totaled $69.9 million compared to $83.3 million at December 31, 2006. Following the end of the first quarter, ACADIA raised an additional $96.1 million in net proceeds from a public offering in April 2007.

“The beginning of 2007 has been a remarkable period for ACADIA, highlighted by positive top-line results from our Phase II schizophrenia co-therapy trial with pimavanserin, and the completion of our recent public offering,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “Meanwhile, we are also in the final stages of preparations to initiate the first pivotal trial in our Phase III program with pimavanserin for Parkinson’s disease psychosis and our Phase IIb trial with ACP-104 for schizophrenia. We look forward to continuing this momentum through the remainder of 2007.”

Revenues totaled $2.0 million for the first quarter of 2007 compared to $2.5 million for the first quarter of 2006. This decrease was primarily due to lower revenues recognized under ACADIA’s collaborations with Allergan, Inc. Revenues from ACADIA’s agreements with Sepracor Inc. and The Stanley Medical Research Institute totaled $889,000 and $750,000, respectively, for the first quarter of 2007, compared to $931,000 and $500,000, respectively, for the first quarter of 2006.

Research and development expenses totaled $12.3 million for the first quarter of 2007, including $904,000 in stock-based compensation, compared to $9.7 million for the first quarter of 2006, including $551,000 in stock-based compensation. The increase in research and development expenses was primarily due to increased costs associated with the development of ACADIA’s proprietary clinical programs, including $1.0 million in increased fees paid to external service providers, which totaled $4.9 million for the first quarter of 2007, and increased costs associated with expansion of ACADIA’s development organization.

General and administrative expenses totaled $3.2 million for the first quarter of 2007, including $370,000 in stock-based compensation, compared to $2.7 million for the first quarter of 2006, including $349,000 in stock-based compensation. The increase in general and administrative expenses was primarily due to increased professional fees, including costs associated with patents and patent applications for our intellectual property, and increased costs associated with expansion of ACADIA’s administrative organization.

ACADIA has indicated that it anticipates that its cash, cash equivalents and investment securities will be greater than $120 million at December 31, 2007.

First Quarter 2007 and Recent Highlights

•

ACADIA reported positive top-line results in March 2007 from a Phase II schizophrenia co-therapy trial, which demonstrated several advantages of co-therapy with pimavanserin (previously referred to as ACP-103), including enhanced efficacy, faster onset of antipsychotic action, and an improved side-effect profile.

•

ACADIA made presentations at the 2007 International Congress on Schizophrenia Research covering top-line data from its pimavanserin Phase II schizophrenia co-therapy trial, as well as preclinical and top-line clinical data on ACP-104 for the treatment of schizophrenia.

•

ACADIA nominated ACP-106, a proprietary, potent and selective 5-HT2A inverse agonist, as a clinical candidate. ACADIA believes that ACP-106 and other compounds in its serotonin program will enable ACADIA, alone or in collaboration, to more broadly pursue a range of potential CNS-related therapeutic indications.

•	ACADIA completed a public offering in April 2007, raising net proceeds of $96.1 million through the sale of approximately 6.6 million shares of its common stock.

Conference Call and Webcast Information

ACADIA management will review first quarter results and highlights via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 800-299-7928 for participants in the U.S. or Canada and 617-614-3926 for international callers (reference passcode 99646143). A telephone replay of the conference call may be accessed through May 22, 2007 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 59529452). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until May 22, 2007.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five mid-to-late stage clinical programs as well as a portfolio of preclinical and discovery assets, directed at diseases with large unmet medical needs, including schizophrenia, Parkinson’s disease psychosis, sleep maintenance insomnia, and neuropathic pain. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the December 31, 2007 cash position, the progress of ACADIA’s drug discovery and development programs, potential collaborations, and the benefits to be derived from ACADIA’s drug candidates and preclinical programs, in each case, including pimavanserin, ACP-104, and ACP-106. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others, and the fact that past results of clinical trials may not be indicative of further trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2006 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Collaborative revenues	$1,960	$2,537

Operating expenses
Research and development (includes stock-based compensation of $904 and $551 for the three months ended March 31, 2007 and 2006, respectively)	12,261	9,671
General and administrative (includes stock-based compensation of $370 and $349 for the three months ended March 31, 2007 and 2006, respectively)	3,152	2,739
Provision for loss from litigation	—	227

Total operating expenses	15,413	12,637

Loss from operations	(13,453)	(10,100)
Interest income (expense), net	899	582

Loss before change in accounting principle	$(12,554)	$(9,518)
Cumulative effect of change in accounting principle	—	51

Net loss	$(12,554)	$(9,467)

Net loss per common share, basic and diluted:
Before change in accounting principle	$(0.42)	$(0.39)
Cumulative effect of change in accounting principle	—	—

Net loss per common share, basic and diluted	$(0.42)	$(0.39)

Weighted average common shares outstanding, basic and diluted	30,016	24,308

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2007	December 31, 2006(1)
Assets
Cash, cash equivalents and investment securities	$69,899	$83,255
Prepaid expenses, receivables and other current assets	2,466	2,528

Total current assets	72,365	85,783
Property and equipment, net	3,287	3,505
Other assets	96	256

Total assets	$75,748	$89,544

Liabilities and Stockholders’ Equity
Current liabilities	17,272	20,534
Long-term liabilities	1,681	1,851
Stockholders’ equity	56,795	67,159

Total liabilities and stockholders’ equity	$75,748	$89,544

(1)	The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.